FOR IMMEDIATE RELEASE

Prologis Reports First Quarter 2020 Earnings Results

SAN FRANCISCO (April 21, 2020) – Prologis, Inc. (NYSE: PLD), the global leader in logistics real estate, reported results for the first quarter of 2020.

Net earnings per diluted share was $0.70 for the quarter compared with $0.55 for the first quarter of 2019. Core funds from operations* per diluted share was $0.83 for the quarter compared with $0.73 for the same period in 2019. There was no promote income earned in either period.

“Our strong first quarter operating performance is a result of our long-term focus on the world’s top consumption markets,” said Hamid R. Moghadam, chairman and CEO, Prologis. “While the current environment is challenging, we are well-prepared. We have confidence in our team, our strategy and in the strength of our portfolio.”

OPERATING PERFORMANCE

Owned & Managed	1Q20	Notes
Period End Occupancy	95.5%
Leases Commenced	35MSF	32MSF operating portfolio and 2.8MSF development portfolio
Retention	75.5%

Prologis Share	1Q20	Notes
Net Effective Rent Change	25.1%	Led by U.S. at 31.0%
Cash Rent Change	13.4%
Cash Same Store NOI*	4.6%

DEPLOYMENT ACTIVITY

Prologis Share	1Q20
Building Acquisitions	$312M
Weighted avg stabilized cap rate	4.2%
Development Stabilizations	$687M
Estimated weighted avg yield	6.3%
Estimated weighted avg margin	39.4%
Estimated value creation	$271M
Development Starts	$301M
Estimated weighted avg margin	21.2%
Estimated value creation	$64M
% Build-to-suit	17.3%
Total Dispositions and Contributions	$708M
Weighted avg stabilized cap rate (excluding land and other real estate)	4.8%
Portfolio Acquisitions (inclusive of the acquisitions of IPT on Jan. 8, 2020, and LPT on Feb. 4, 2020)	$14,600M

BALANCE SHEET & LIQUIDITY

“We entered the COVID-19 crisis in a position of financial strength,” said Thomas S. Olinger, chief financial officer, Prologis. “We have significant liquidity as well as investment capacity and our dividend is well-covered. Additionally, we have effectively addressed our consolidated maturities until 2022, we have insulated our earnings from FX movements through the next three years and more than 95 percent of our equity is in USD.”

The company ended the first quarter with $4.6 billion in liquidity, which comprises $3.8 billion in total line availability and $0.8 billion in cash. Debt as a percentage of total market capitalization was 22 percent at quarter end. At March 31, Prologis’ unconsolidated co-investment ventures had combined liquidity of approximately $3.1 billion and a loan-to-value ratio of approximately 22 percent. The combined investment capacity of Prologis and its open-ended vehicles, at levels in line with their current credit ratings, is well over $10 billion.

During the quarter, Prologis and its co-investment ventures completed $5.1 billion of debt activity at a weighted average rate of 1.9 percent and a weighted average term of more than 13 years. This activity includes the previously announced €1.35 billion green bond and the $2.2 billion of notes issued by Prologis, as well as an $800 million private placement by its co-investment venture, Prologis U.S. Logistics Fund (USLF). At quarter end, the company’s weighted average rate on its total debt was 2.3 percent with a weighted average remaining term of 9.1 years.

 2020 GUIDANCE

“While the full economic impact of the pandemic is difficult to quantify, we have analyzed numerous scenarios and have adjusted our guidance to account for a broad range of outcomes,” said Olinger. “Accordingly, we have assumed reduced demand into the third quarter and anticipate that the operating environment will begin to recover toward the end of the year.”

New deployment will be assessed on a per-transaction basis. The company’s revised guidance assumes no further activity other than the transactions currently under contract, as the company’s bias is to be patient on new capital deployment opportunities. Prologis expects to move forward with fully committed speculative development and previously negotiated build-to-suit (BTS) agreements. The company has 30 BTS projects under construction and all of the underlying customers have indicated their intention to move forward as planned.

2020 GUIDANCE

Earnings (per diluted share)                                                                Previous                                          Revised

Net Earnings	$1.98 to $2.13	$1.81 to $1.88
Core FFO*	$3.67 to $3.75	$3.55 to $3.65

Operations                                                                                              Previous                                          Revised

Year-end occupancy	96.0% to 97.0%	94.5% to 96.0%
Cash Same Store NOI* - Prologis share	4.25% to 5.25%	1.75% to 3.25%[1]

Capital Deployment – Prologis Share (in millions)                         Previous                                          Revised

Development stabilizations	$2,200 to $2,500	$1,900 to $2,200
Development starts	$2,000 to $2,400	$500 to $800
Building acquisitions	$500 to $700	$450

Building contributions	$600 to $900	$650
Building and land dispositions	$1,300 to $1,500	$250
Realized Development gains	$300 to $400	$280
Net Proceeds (Uses)	($600) to ($700)	($50) to ($350)

Strategic Capital (in millions)                                                              Previous                                           Revised

Strategic capital revenue, excl promote revenue	$350 to $360	$345 to $355
Net promote income, incl in Core FFO* range	$115	$115

G&A (in millions)                                                                                   Previous                                           Revised

General & administrative expenses	$275 to $285	$270 to $280

*This is a non-GAAP financial measure. See the Notes and Definitions in our supplemental information for further explanation and a reconciliation to the most directly comparable GAAP measure.

1.	At the midpoint, this includes an estimated 100 basis point decline in average occupancy and 125 basis points of bad debt expense.

The earnings guidance described above includes potential gains recognized from real estate transactions but excludes any foreign currency or derivative gains or losses as our guidance assumes constant foreign currency rates. In reconciling from net earnings to Core FFO*, Prologis makes certain adjustments, including but not limited to real estate depreciation and amortization expense, gains (losses) recognized from real estate transactions and early extinguishment of debt, impairment charges, deferred taxes and unrealized gains or losses on foreign currency or derivative activity. The difference between the company's Core FFO* and net earnings guidance for 2019 relates predominantly to these items. Please refer to our first quarter Supplemental Information, which is available on our Investor Relations website at http://ir.prologis.com and on the SEC’s website at www.sec.gov for a definition of Core FFO* and other non-GAAP measures used by Prologis, along with reconciliations of these items to the closest GAAP measure for our results and guidance.

APRIL 21, 2020, CALL DETAILS
The call will take place on Tuesday, April 21, 2020, at 9:00 a.m. PT/12:00 p.m. ET. To access a live broadcast of the call, please dial +1 (877) 209-4258 (toll-free from the United States and Canada) or +1 (647) 689-5198 (from all other countries) and enter conference code 6246789. A live webcast can be accessed from the Investor Relations section of www.prologis.com.

ABOUT PROLOGIS
Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high growth markets. As of March 31, 2020, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 965 million square feet (90 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 5,500 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management's beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," and "estimates," including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity, contribution and disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic and political climates; (ii) changes in global financial markets, interest rates and foreign currency exchange rates; (iii) increased or unanticipated competition for our properties; (iv) risks associated with acquisitions, dispositions and development of properties; (v) maintenance of real estate investment trust status, tax structuring and changes in income tax laws and rates; (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings; (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures; (viii) risks of doing business internationally, including currency risks; (ix) environmental uncertainties, including risks of natural disasters; (x) risk related to the current coronavirus pandemic, and (xi) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading "Risk Factors." We undertake no duty to update any forward-looking statements appearing in this document except as may be required by law.

CONTACTS

Investors: Tracy Ward, +1 415 733 9565, tward@prologis.com, San Francisco

Media: Melissa Sachs, +1 415 733 9597, msachs@prologis.com, San Francisco